SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)

                                 Equifax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   294429105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 294429105               SCHEDULE 13G                Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Trustees of General Electric Pension Trust
      I.R.S. #14-6015763
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           2,893,557
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,893,557
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,893,557
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.05% (6.85% if aggregated with the shares beneficially owned by General Electric Investment Corporation and GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 294429105               SCHEDULE 13G                Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      General Electric Investment Corporation, as Investment Manager of GEPT
      (as defined below) and as Investment Adviser to certain other entities and accounts
      I.R.S. #22-2152310
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,311,800
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           2,893,557
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              2,311,800
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,893,557
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,205,357
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.68% (6.85% if aggregated with the shares beneficially owned by GE Asset Management Incorporated)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 294429105               SCHEDULE 13G                Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), as Investment Adviser to certain entities and accounts I.R.S. #06-1238874
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,477,338
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           None
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              4,477,338
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,477,338
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.17% (6.85% if aggregated with the shares beneficially owned by General Electric Investment Company)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 294429105               SCHEDULE 13G                Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      General Electric Company
      I.R.S. #14-0689340
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           Disclaimed (see 9 below)
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        Disclaimed (see 9 below)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      Disclaimed (see 9 above)                                               |X|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not applicable (see 9 above)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Statement on Schedule 13G is filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") (the "Schedule 13G"). GEIC is a registered investment adviser and acts as the Investment Manager of GEPT, and as an Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 2,893,557 shares of Common Stock of Equifax, Inc. (the "Issuer") owned by GEPT and of 2,311,800 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM is a registered investment adviser and acts as an Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 4,477,338 shares of Common Stock of the Issuer owned by such entities or accounts. GEAM, GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1(a) Name of Issuer

      Equifax, Inc.

Item 1(b) Address of Issuer's Principal Executive Office

      1600 Peachtree Street, NW, Atlanta, Georgia 30302

Item 2(a) Name of Person Filing

      Trustees of General Electric Pension Trust (See Schedule II)

      General Electric Investment Corporation, as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts.

      GE Asset Management Incorporated, as Investment Adviser to certain entities and accounts.

      General Electric Company

Item 2(b) Address of Principal Business Office or, if none, Residence

      The address of the principal offices of GEPT, GEIC and GEAM is 3003 Summer Street Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c) Citizenship

      General Electric Pension Trust - New York common law trust
      General Electric Investment Corporation - Delaware corporation GE Asset Management Incorporated - Delaware corporation
      General Electric Company - New York corporation

Item 2(d) Title of Class of Securities

      Common Stock

Item 2(e) CUSIP Number

      294429105

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

            (a)   |_| Broker or Dealer registered under Section 15 of the Act
                      (15 U.S.C.78o)

            (b)   |_| Bank as defined in Section 3(a)(6) of the Act (15
                      U.S.C.78c)

            (c)   |_| Insurance company as defined in Section 3(a)(19) of the
                      Act (15 U.S.C.78c)

            (d)   |_| Investment Company registered under Section 8 of the
                      Investment Company Act of 1940 (U.S.C.80a-8)

            (e)   |_| An Investment Adviser in accordance
                      with ss.240.13-1(b)(1)(ii)(E)

            (f)   |_| An Employee Benefit Plan or Endowment Fund in accordance
                      with ss.240.13d-1(b)(1)(ii)(F)

            (g)   |_| A Parent Holding Company or Control Person in accordance
                      with ss.240.13d-1(b)(1)(ii)(G)

            (h)   |_| A Savings Association as defined in Section 3(b) of the
                      federal Deposit Insurance Act (U.S.C. 1813)

            (i)   |_| A Church Plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |X| Group, in accordance withss.240.13d-1(b)(1)(ii)(J)

Item 4 Ownership

                                            GEPT           GEIC            GEAM           GE
(a)  Amount beneficially owned            2,893,557      5,205,357      4,477,338          0

(b)  Percent of class                       2.05%          3.68%           3.17%       disclaimed

(c)  No. of shares to which person has

     (i)    sole power to vote or
            direct the vote                 None         2,311,800      4,477,338         None

     (ii)   shared power to vote or
            direct                        2,893,557      5,205,357         None        disclaimed

     (iii)  sole power to dispose
            or to direct disposition        None         2,311,800      4,477,338         None

     (iv)   shared power to dispose
            or to direct disposition      2,893,557      5,205,357         None        disclaimed

Item 5 Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

      |_|

Item 6 Ownership of More than Five Percent on Behalf of Another Person

      Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      Not applicable

Item 8 Identification and Classification of Members of the Group

      Not applicable

Item 9 Notice of Dissolution of Group

      Not applicable

Item 10 Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                        Corporation, its Investment Manager


                                        By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GENERAL ELECTRIC INVESTMENT CORPORATION


                                        By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GE ASSET MANAGEMENT INCORPORATED


                                        By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2000

                                        GENERAL ELECTRIC COMPANY


                                        By: /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Equifax, Inc. is being filed on behalf of each of the undersigned.

Dated: February 14, 2000                GENERAL ELECTRIC PENSION TRUST
                                        By: General Electric Investment
                                        Corporation, its Investment Manager

                                        By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President


                                        GENERAL ELECTRIC INVESTMENT CORPORATION

                                        By: /s/ Michael M. Pastore
                                        ----------------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President


                                        GE ASSET MANAGEMENT INCORPORATED

                                        By: /s/ Michael M. Pastore `
                                        ----------------------------------------
                                        Name: Michael M. Pastore
                                        Title: Vice President


                                        GENERAL ELECTRIC COMPANY

                                        By: /s/ John H. Myers
                                        ----------------------------------------
                                        Name: John H. Myers
                                        Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker